Exhibit 3.35
OPERATING AGREEMENT
OF VERITAS GEOPHYSICAL (MEXICO) LLC
This agreement, dated February 20, 2001, made and entered into between Veritas Geophysical (Mexico) LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), and Veritas Investments Inc., a Delaware corporation (the “Member”).
ARTICLE ONE
FORMATION
1.1. Organization. The Member has organized the Company as a Delaware limited liability company pursuant to the provisions of the Delaware Act.
1.2. Operating Agreement; Effect of Inconsistencies with Delaware Act. For and in consideration of the mutual covenants contained in this agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Member and the Company agree to the terms and conditions of this Operating Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Operating Agreement shall be the sole source of agreement of the parties, and this Operating Agreement shall govern, even when inconsistent with, or different than, the provisions of the Delaware Act or any other law or rule. To the extent any provision of this Operating Agreement is prohibited or ineffective under the Delaware Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the agreement effective under the Delaware Act. In the event the Delaware Act is subsequently amended or interpreted in such a way as to make valid any provision of this Operating Agreement that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Member, each Director, and each Officer shall be entitled to rely on the provisions of this Operating Agreement, and the Member and Manager shall be not liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this. Operating Agreement. The Member and the Company agree that the duties and obligations imposed on the Member as such shall be those set forth in this Operating Agreement, which is intended to govern the relationship between the Company, the Board, the Officers, and the Member, notwithstanding any provision of the Delaware Act or common law to the contrary.
1-3- Name. The name of the Company is Veritas Geophysical (Mexico) LLC, and all business of the Company shall be conducted under that name or under any other name, but in any case, only to the extent permitted by applicable law.
1.4. Effective Date. This Operating Agreement shall become effective immediately after the filing of the Certificate with the Secretary of State of Delaware.
1.5. Term. The term of the Company shall be perpetual until dissolved and its affairs wound up in accordance with the Delaware Act or this Operating Agreement.
1.6. Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Board may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

1.7. Principal Office. The Principal Office of the Company shall be located in Wilmington, Delaware, at c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board may, from time to time, change the principal office and make appropriate filings with the Secretary of State to reflect that fact.
1.8 Qualification in Other Jurisdictions. The Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business. The Secretary, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments to or restatements of such certificates) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
ARTICLE TWO
DEFINITIONS
2.1 Defined Terms. For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
a.	Additional Member means a Member other than the Initial Member who has acquired a Membership Interest from the Company.

b.	Admission (Admit) means the act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

c.	Affiliate means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

d.	Board means the Board of Directors of the Company.

e.	Capital Contribution means any Contribution or contribution of services made by or on behalf of a Member as consideration for a membership interest.

f.	Certificate means the Certificate of Formation of the Company and any and all amendments to and restatements of the Certificate of Formation filed on behalf of the Company with the office of the Secretary of State of Delaware pursuant to the Delaware Act.

g.	Company means Veritas Geophysical (Mexico), LLC, a limited liability company formed under the Delaware Act, and any successor limited liability company.

h.	Company Property means any Property owned by the Company.

i.	Contribution means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest or as a contribution of the capital of the Company.

j.	Delaware Act means the Delaware Limited Liability Company Act, Del. Code Ann. Title 6, §18-101, et seq., as amended from time to time.

k.	Director means a director of the Company.

l.	Distribution means a transfer of Company Property to a member on account of a Membership Interest regardless of whether the transfer occurs on the liquidation of the Company, in exchange for the Member’s interest, or otherwise.
m.	Disposition (“Dispose”) means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

n.	Fiscal Year means: (i) the period commencing upon the formation of the Company and ending on July 31, 2001; or (ii) any subsequent 12 month period commencing on August 1 and ending on July 31.

o.	Interest means a Member’s limited liability company interest in the Company which represents such Member’s share of the profits and losses of the Company and a Member’s right to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Delaware Act.

p.	Laws means:
i.	All constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international;

ii.	All judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body;

iii.	All policies, practices and guidelines of any governmental body; and

iv.	Any amendment, modification, re-enactment, restatement or extension of the foregoing, in each case binding on or affecting the party or Person referred to in the context in which such word is used; and Law shall mean any one of them.
q.	Manager means any Person designated by the Member as a manager of the Company within the meaning of the Delaware Act and shall include the Directors of the Company.

r.	Member means Veritas Investments Inc., any transferee of a Member or any Additional Member. At any time there is more than one Member, the term Member shall mean all Members, and any action that may be taken under this Operating Agreement by the Member may be taken by any Member, provided that any dispute with respect to any action shall be decided by a majority of the Members.

s.	Membership means a Member’s entire interest in the Company, including such Member’s rights in the Company’s profits, losses and Distributions pursuant to this Agreement and the Delaware Act and such other rights and privileges that the Member may enjoy by being a Member.

t.	Officer means an officer of the Company.

u.	Operating Agreement means this operating agreement including all amendments adopted in accordance with this Operating Agreement and the Delaware Act.

v.	“Percentage Interest” means the Interest of a Member, expressed as a portion of one hundred percent, as shown on the attached Schedule A, which reflects the Member’s ownership interest in the Company, as determined by the unanimous written consent of the Members as adjusted from time to time.

w.	Person means an individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of Delaware.

x.	Proceeding means any judicial or administrative trial, hearing or other activity, whether civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

y.	Property means any property, real or personal, tangible or intangible (including goodwill), including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

z.	Secretary means the Person appointed by the Board as the secretary of the Company, who shall perform the duties described in Section 7.4 of this Agreement.

aa.	Taxing Jurisdiction means any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.
ARTICLE THREE
PURPOSE AND POWERS OF THE COMPANY
3.1 Purpose. The Company was formed and exists for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including, without limitation;
a.	to acquire, hold and dispose of investments, including investments in Affiliates;

b.	to lend money to, borrow money from, act as surety, guarantor or endorser for, provide collateral for, and transact other business with third parties, including Members and Affiliates of the Company; and

c.	to acquire, hold, manage, operate and dispose of interests in real and personal property.
3.2 Powers of the Company. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 3.1, including, but not limited to, the power:
a.	To conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

b.	To enter into, perform and carry out contracts of any kind, including, but not limited to, contracts with the Directors, the Officers, any Manager, any Member, any Affiliate of the same, or any agent or Affiliate of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company;

c.	To lend money to, borrow money from, act as surety, guarantor or endorser for, provide collateral for, and transact other business with third parties including Members and Affiliates of the Company;

d.	To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, but not limited to, the power to be admitted as a partner and to exercise the rights and perform the duties created by such admission), trusts, limited liability companies (including, but not limited to, the power to be admitted as a member or appointed as a manager of a limited liability company and to exercise the rights and perform the duties created by such admission or appointment), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

e.	To lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

f.	To sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

g.	To appoint employees and agents of the Company, and define their duties and fix their compensation;

h.	To indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

i.	To cease its activities and cancel its Certificate;

j.	To negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

k.	To borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

l.	To pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

m.	To make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.
3.3 Merger or Consolidation. The Company may merge with, or consolidate into, another limited liability company or “other business entity” (as such term is defined in Section 18-209 of the Delaware Act) upon the approval of all of the Members.
ARTICLE FOUR
CAPITAL CONTRIBUTIONS; INTERESTS; ADVANCES
4.1 Capital Contributions.
a.	Each Member has contributed or is deemed to have contributed to the capital of the Company the amount set forth opposite the Member’s name on the attached Schedule A. The agreed value of the Capital Contributions made or deemed to have been made by each Member shall be set forth on Schedule A.

b.	No Member shall be required to make any additional capital contribution to the Company. However, a Member may make additional capital contributions to the Company with the written consent of all of the Members.
4.2 Member’s Interest. A Member’s Interest shall for all purposes be personal property. A Member has no interest in specific Company property.
4.3 Status of Capital Contributions.
a.	Except as otherwise provided in this Agreement, the amount of a Member’s Capital Contributions may be returned to it, in whole or in part, at any time, but only with the consent of all of the Members. Any such returns of Capital Contributions shall be made to all Members in proportion to their Percentage Interests. Notwithstanding the foregoing, no return of a Member’s Capital Contributions shall be made under this Section 4.3 if such distribution would violate applicable law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or as may be specifically agreed to by all of the Members.

b.	No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise specifically provided in this Agreement.

c.	Except as otherwise provided in this Agreement and by applicable law, the Members shall be liable only to make their Capital Contributions pursuant to Section 4.1, and no Member shall be required to lend any funds to the Company or, after a Member’s Capital Contributions have been fully paid pursuant to Section 4.1, to make any additional capital contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.
4.4 Advances. If any Member shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall not entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Member and shall be subject to such terms and conditions acceptable to the Company and each Member. Any such advance shall be payable and collectible only out of Company assets, and the other Members shall not be personally obligated to repay any part of the advance. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.
ARTICLE FIVE
MEMBERS
5.1 Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Board, by Majority Vote, to possess and exercise any right or power not already vested in the Board pursuant to Article Six or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of the Company and to do all lawful acts and things as are not by the Delaware Act or this Agreement directed or required to be exercised or done by the Board. Except as provided in this Agreement, the Members shall have no power to bind the Company.
5.2 Reimbursements. The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company. Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing the Net Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to any Member.
5.3 Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.
5.4. Resignation. A Member may not resign from the Company prior to the dissolution and winding up of the Company.
5.5 Meetings of Members.
a.	The annual meeting of the Members for the election of Directors and the transaction of other business shall be held, in each year, at such place as shall be designated by the Board and stated in the notice of the meeting. Special meetings of Members for any purpose or purposes may be held at such time and place within or without the State of Delaware and shall be stated in the notice of the meeting or in a duly executed waiver of notice of the meeting.

b.	At the annual meeting of the Members, Members holding a majority of the Percentage Interests entitled to vote at the meeting shall elect a Board of Directors, and transact such other business as may properly be brought before the meeting.

c.	Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each Member entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

d.	Special meetings of the Members, for any purpose or purposes, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board. Such request shall state the purpose or purposes of the proposed meeting.

e.	Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than one (1) nor more than sixty (60) days before the date of the meeting, to each Member entitled to vote at such meeting.
f.	Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice, unless otherwise agreed to by all of the Members.

g.	The holders of a majority of the Percentage Interests issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business except as otherwise provided by this Agreement. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

h.	When a quorum is present at any meeting, the vote of the holders of the majority of the Percentage Interests having voting power, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of this Agreement, a different vote is required in which case such express provision shall govern and control the decision of such question.

i.	Unless otherwise provided in this Agreement, each Member shall at every meeting of the Members be entitled to vote in person or by proxy, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

j.	Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment, provided all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

k.	Unless otherwise provided in this Agreement, any action required to be taken at any annual or special meeting of the Members of the Company or any action which may be taken at any annual or special meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of Percentage Interest having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on the action were present and voted. Prompt notice of taking of the action without a meeting by less than unanimous consent shall be given to those Members who have not consented in writing.
ARTICLE SIX
MANAGEMENT
6.1 Board of Directors. Subject to Section 5.1 of this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors. A person elected a Director is by such election designated a Manager by the Members for purposes of the Delaware Act. The Members at their annual meeting shall determine the number of Directors to constitute the Board for the ensuing year, provided that subsequently the authorized number of Directors may be increased by the Members or decreased by the Members. The number of directors as of the date of the adoption of this Agreement is three (3). The Directors shall be elected at the annual meeting of the Members, except as provided in this Article, and each Director elected shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation or removal. Directors need not be Members. Vacancies, except vacancies caused by removal pursuant to Section 6.7 of this Article Six, and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a majority of the Directors then in office, though less than a quorum, or by a sole remaining Director, and the Directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced.
6.2 Meetings of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after the annual meeting of Members and at the same place, and no notice of such meeting shall be necessary to the newly elected Directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held at that time and place, the meeting may be held at such time and place as shall be specified in a notice given as provided below for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the Directors. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on one (1) days’ notice to each Director, either personally, by telephone, by mail, by telegram or by any other means of communication; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of one or more of the Directors.
6.3 Quorum and Acts of the Board. At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in Section 6.9 of this Agreement or any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting, if all members of the Board or committee, as the case may be, consent in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.
6.4 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
6.5 Committees of Directors. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
     In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.
     Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, but no such committee shall have the power or authority to take any of the actions described in Section 6.9 of this Agreement unless authorized in writing by each Director. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
6.6 Compensation of Directors. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at such meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
6.7 Removal of Directors. Unless otherwise restricted by Law, any Director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of Percentage Interests entitled to vote at an election of Directors. Any vacancy caused by any such removal may be filled by action of the Members.
6.8 Directors as Agents. The Directors, to the extent of their powers set forth in this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers shall bind the Company.
6.9 Actions Requiring Approval of the Board. Notwithstanding any other provision of this Agreement to the contrary, none of the Board, any Director or any Officer shall take any of the following actions on behalf of the Company unless authorized to do so by majority vote of the Board:
a.	The commencement of a voluntary proceeding seeking reorganization or other relief with respect to the Company under any bankruptcy or other similar law or seeking the appointment of a trustee, receiver, custodian or other similar official of the Company or any substantial part of its property, or the making by the Company of a general assignment for the benefit of creditors;

b.	The entering into by the Company of any agreement, facility, commitment, guaranty, instrument or other undertaking providing for, or relating to, the incurrence of any indebtedness by the Company;

c.	The issuance, sale, acquisition or repurchase by the Company of any Interest or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of the Company;

d.	The entering into, amendment, modification, renewal (or election not to renew), waiver or termination by the Company of any financing document;

e.	The acquisition or lease by the Company of any real property.

ARTICLE SEVEN
OFFICERS
7.1 Officers. The Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board at its first meeting after each annual meeting of Members shall choose a President, a Secretary and a Treasurer. The Board at its first meeting may appoint such other Officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualify. Any Officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.
7.2 The President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members and the Board, shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President shall execute bonds, mortgages and other contracts, except where required or permitted by Law to be otherwise signed and executed and except where signing and execution of the same shall be expressly delegated by the Board to some other Officer or agent of the Company or except as otherwise permitted in Section 7.3.
7.3 The Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any, (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.
7.4 The Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or President, who shall supervise the Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election) shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
7.5 The Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.
7.6 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board, are agents of the Company for the purpose of the Company’s business, and the actions of the Officers taken in accordance with such powers shall bind the Company.
7.7 Duties of Board and Officers. Except to the extent provided in this Agreement, each Director and Officer shall have the fiduciary duty of loyalty and care similar to those of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.
ARTICLE EIGHT
DISTRIBUTIONS
8.1 Net Cash Flow. Any distribution of the Net Cash Flow during any Fiscal Year shall be made to the Members in proportion to the Percentage Interests.
8.2 Distribution Rules. All distributions pursuant to Section 8.1 shall be at such times and in such amounts as shall be determined by the Board.
8.3 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable Law.
ARTICLE NINE
BOOKS AND RECORDS
9.1 Books, Records and Financial Statements.
a.	At all times during the continuance of the Company, the Company shall maintain, at its principal place of business, separate books of account for the Company that shall show an accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent with such principles, in accordance with this Agreement. Such books of account, together with a copy of this Agreement and of the Certificate, shall at all times be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member’s interest in the Company.

b.	The Company, and the Board on behalf of the Company, shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company. The Company, and the Board on behalf of the Company, shall prepare and file, or cause to be prepared and filed, all applicable federal and state tax returns.
9.2 Accounting Method. The books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner in accordance with generally accepted accounting principles and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

ARTICLE TEN
TAX MATTERS
10.1 Elections. The Treasurer shall make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended from time to time, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.
ARTICLE ELEVEN
LIABILITY; EXCULPATION; INDEMNIFICATION
11.1 Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager.
11.2 Exculpation.
a.	No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

b.	A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.
11.3 Fiduciary Duty. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating to such duties to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties to replace such other duties and liabilities of such Covered Person.
11.4 Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability with respect to such indemnity.
11.5 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 11.4.
11.6 Insurance. The Company may (but is not required to) purchase and maintain insurance, to the extent and in such amounts as the Board shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Board shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Board shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 11.5 and containing such other procedures regarding indemnification as are appropriate.
11.7 Outside Businesses. Any Member or Affiliate of a Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived from such ventures, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate of a Member shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate of a Member shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
ARTICLE TWELVE
ADDITIONAL MEMBERS
12.1 Admission. By approval of all of the Members, the Company is authorized to admit any Person as an additional member of the Company (each an “Additional Member” and collectively the “Additional Members”). Each such Person shall be admitted as an Additional Member at the time such Person: (i) executes this Agreement or a counterpart of this Agreement; and (ii) is named as a Member on the attached Schedule A. The legal fees and expenses associated with such admission shall be borne by the Company.
ARTICLE THIRTEEN
TRANSFERS OR ASSIGNMENT OF INTERESTS
13.1 Transfers of Interests.
a.	Except as provided in this Article 13, no Member may transfer or assign all or any portion of, or any financial or other rights in or to its Interest without the prior written consent of the other Members (other than the Member proposing to make such transfer or assignment), which may be withheld in their sole and absolute discretion.

b.	The restrictions set forth in Article 13.1.a. shall not apply to:
(i)	The transfer or assignment of an Interest, an equity interest in a Member or any right in any of the same to another Member;

(ii)	The transfer or assignment of financial rights only in an Interest or an equity interest in a Member;
(iii)	Subject to approval by the remaining Members, the issuance of an Interest directly by the Company to a new Member;

(iv)	The transfer or assignment of an Interest of, or of an equity interest in, a bankrupt, deceased or incompetent Member to the Member’s successor-in-interest; or

(v)	A transfer or assignment by a Member to its Affiliate.
13.2 Admission of Members. An assignee of an Interest or portion of the Interest as permitted by Section 13.1 shall become a Member only upon the fulfillment of all of the following conditions:
a.	All of the remaining Members, other than the Member seeking to assign the Interest, shall have consented in writing to the substitution of the assignee as a Member.

b.	The assignee shall have paid to the Company all costs and expenses incurred in connection with such assignee’s substitution as a Member, including, but not limited to, all costs and expenses incurred in amending this Agreement; and

c.	The assignee shall have executed a counterpart of this Agreement and such other documents as the Company shall reasonably request as necessary or desirable to effect the substitution or addition of the assignee as a Member and to assure compliance with all applicable state and federal laws, including, but not limited to, securities laws.
The requirements of Section 13.2 shall not apply to transfers or assignments permitted by Section 13.1.b.

ARTICLE FOURTEEN
DISSOLUTION, LIQUIDATION AND TERMINATION
14.1 No Dissolution. The Company shall not be dissolved by the admission of Additional Members or substitute Members in accordance with the terms of this Agreement.
14.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:
a.	The written consent of all Members;

b.	The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member in the Company unless, within thirty (30) days after the occurrence of such an event, all of the remaining Members agree in writing to continue the business of the Company; or

c.	The entry of a decree of judicial dissolution of the Company under Section 18- 802 of the Delaware Act.
14.3 Liquidation. Upon dissolution of the Company, the Board shall carry out the winding up of the Company and shall immediately commence to wind up the Company’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be distributed in the following order and priority:
a.	To creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment); and

b.	To the Members in accordance with their Percentage Interests.
14.4 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article Fifteen and the Certificate shall have been canceled in the manner required by the Delaware Act.
14.5 Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.
ARTICLE FIFTEEN
MISCELLANEOUS
15.1 Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, mailed via an overnight courier service, telecopied or mailed by registered or certified mail, as follows:
a.	If given to the Company, at the address specified in Section 1.7 of this Agreement;

b.	If given to a Director, at such Director’s mailing address as provided to the Company; or

c.	If given to any Member, at the address set forth opposite, its name on the attached Schedule A, or at such other address as such Member may designate in the future by written notice to the Company.
     All such notices shall be deemed to have been given when received.
15.2 Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.
15.3 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. The rights and remedies are given in addition to any other rights the parties may have by Law or otherwise.
15.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.
15.5 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references in this Agreement to “Articles,” “Sections” and “Paragraphs” shall refer to corresponding provisions of this Agreement.
15.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
15.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.
15.8 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining to the subject matter.
15.9 Governing Law. This Agreement and the rights of the parties shall be interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.
15.10 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment if it received the affirmative vote of all of the Members, provided that such amendment be in writing and executed by all of the Members.
15.11 No Implied Rights or Remedies. Nothing expressed or implied shall be construed to confer upon any Person, except the Members and Managers, any rights or remedies under or by reason of this Agreement.

     In witness, the parties have executed this agreement effective as of the day and year first above written.

Veritas Geophysical (Mexico) LLC
By:	/s/ Clyde T. Crook
Clyde T. Crook
Vice President, Tax Director & Treasurer

Veritas Investments Inc.
By:	/s/ Larry Worden
Larry Worden
Vice President, General Counsel & Secretary

SCHEDULE A
TO OPERATING AGREEMENT
OF VERITAS GEOPHYSICAL (MEXICO) LLC

Name of Member	Address	Capital Contribution	Percentage Interest
Veritas Investments Inc.	c/o The Corporation Trust Company The Corporation Trust Center, 1209 Orange Street Wilmington, Delaware 19801	$1,000.00	100.00%
	Totals:	$1,000.00	100.00%
APPROVED as of February 20, 2001.

Veritas Geophysical (Mexico) LLC
By:	/s/ Clyde T. Crook
Clyde T. Crook
Vice President, Tax Director & Treasurer

Veritas Investments Inc.
By:	/s/ Larry Worden
Larry Worden
Vice President, General Counsel & Secretary